Exhibit 2.1 Description of the registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 The following description of our share capital is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of association, which are filed as an exhibit to the annual report on Form 20-F of which this exhibit is a part. We encourage you to read our articles of association for additional information. General We are a public company with limited liability incorporated pursuant to the laws of England and Wales on November 7, 2022 as Klarna UK II PLC and renamed as Klarna Group plc on December 13, 2023. We are registered with the Registrar of Companies in England and Wales under number 14467769, and our registered office is at 10 York Road, London SE1 7ND, United Kingdom. We were incorporated for the purposes of becoming the ultimate holding company of Klarna Holding AB (publ) and its subsidiaries and consummating the corporate reorganization described herein. Klarna Holding AB (publ) was formed in January 2005 as a private limited liability company and subsequently converted into a public limited liability company, in each case under the laws of Sweden. Klarna Group Midco Ltd (our wholly owned subsidiary) and Klarna Group Holdco Ltd (a wholly owned subsidiary of Klarna Group Midco Ltd) were incorporated in November 2022 as Jersey limited companies (originally under the names Runway I Limited and Runway II Limited, respectively). They were formed to become the indirect and direct holding companies, respectively, of Klarna Holding AB (publ). Prior to our IPO, neither entity conducted any operations other than activities related to their formation, the corporate reorganization and the IPO. Pursuant to the terms of our corporate reorganization, and in each case with the exception of certain de minimis amounts, (i) all of the issued share capital in Klarna Holding AB (publ) was exchanged for the same number of ordinary shares in Klarna Group Holdco Ltd, (ii) all of the issued share capital in Klarna Group Holdco Ltd was exchanged for the same number of ordinary shares in Klarna Group Midco Ltd and (iii) all of the issued share capital in Klarna Group Midco Ltd was exchanged for the same number of ordinary shares in Klarna Group plc, and, as a result, Klarna Group plc became the ultimate indirect parent company of Klarna Holding AB (publ). Our ordinary shares are listed on the NYSE under the symbol “KLAR.” The following is a summary of the material provisions of our share capital and our articles of association. A. Share Capital We have two classes of voting shares issued and outstanding: ordinary shares and Class B shares. Each ordinary share has one vote per share and each Class B share has ten votes per share. The ordinary shares and Class B shares vote together as a single class on all matters submitted to a vote of shareholders, except as otherwise required by applicable law. As of the date of this annual report, we have no deferred shares in issue. Where we do have deferred shares in issue, they shall not entitle the holder to voting rights, do not have any rights to participate in our profits or to receive dividends or other distributions and only participate in any liquidation, dissolution or our winding up only after we have paid (i) to holders of our ordinary shares and Class C shares: (a) the nominal capital paid up on all such shares, plus (b) $10,000,000 on each ordinary share and $5,000,000 on each Class C share; and (ii) to holders of our Class B shares: the nominal capital paid up on all such Class B shares, which we do not expect to occur. In addition, during a period of five years from the completion of our IPO, we may from time to time issue Class C shares. As of the date of this annual report, our issued and outstanding share capital consists of 378,110,466 ordinary shares of $0.0001 nominal value each and 328,136,589 Class B shares of $0.0001 nominal value each. We have no deferred shares in issue.

2 In addition to the authority previously granted from our shareholders, our board of directors was, on June 30, 2025, granted the authority from our shareholders to allot new ordinary shares and other shares, and to grant rights to subscribe for, or to convert any security into, new ordinary shares or other shares, up to a maximum aggregate nominal amount (i.e., par value) of $367,502.51, for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) at the conclusion of the Company’s annual general meeting to be held in 2026 (or, if earlier, on June 30, 2026). B. Memorandum and Articles of Association When we refer to our articles of association in this Form 20-F, we refer to our articles of association conditionally adopted on March 3, 2025 and in effect from September 9, 2025. Capital Structure Ordinary shares Voting rights. The holders of our ordinary shares are entitled to one vote per ordinary share on all matters to be voted upon by the shareholders other than with respect to matters that require a separate class vote in accordance with applicable law. Dividend rights. The holders of our ordinary shares are entitled to receive ratably such dividends or other distributions, if any, as may be approved from time to time by the board of directors out of funds legally available for such dividends and otherwise to participate in our profits; provided that each ordinary share shall participate to the extent of twice the amount of each Class C share (on a per share basis). Rights upon liquidation. In the event of liquidation, dissolution or winding up of Klarna Group plc, the holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities; provided that each ordinary share shall participate to the extent of twice the amount of each Class C share (on a per share basis). Class B shares Voting rights. The holders of our Class B shares are entitled to ten votes per share on all matters to be voted other than with respect to matters that require a separate class vote in accordance with applicable law. The voting rights attached to each Class B share may only be exercised by their original holder, as reflected in our register of members. Dividend rights. The holders of our Class B shares do not have any rights to participate in our profits and do not have any right to receive dividends or other distributions. Rights upon liquidation. The holders of our Class B shares only have limited rights to receive a distribution equal to the nominal value paid-up or credited as paid-up on such Class B shares upon our liquidation, dissolution or winding up (excluding any reorganization of our assets and liabilities on an intra-group and solvent basis), following the prior payment of the nominal capital paid up or credited as paid up on each ordinary share and Class C share, as well as an amount of $10.0 million on each ordinary share and $5.0 million on each Class C share upon such liquidation, dissolution or winding up. Redesignation. The Class B shares will be redesignated (i.e., converted) by us into deferred shares in connection with certain events, in accordance with our articles of association, including certain disposals of interests in ordinary shares by holders of our Class B shares or their affiliates. Issue and transfer. The Class B shares were issued prior to our IPO and cannot be transferred to any person. Class C shares Voting rights. The holders of our Class C shares are entitled to ten votes per share on all matters to be voted upon by the shareholders other than with respect to matters that require a separate class vote in accordance with applicable law.

3 Dividend rights. The holders of our Class C shares are entitled to receive ratably such dividends or other distributions, if any, as may be approved from time to time by our board of directors out of funds legally available for such dividends, and otherwise to participate in our profits; provided that each Class C share shall participate to the extent of half the amount of each ordinary share (on a per share basis). Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of Class C shares are entitled to share ratably in all assets remaining after payment of liabilities; provided that each Class C share shall participate to the extent of half the amount of each ordinary share (on a per share basis). Redesignation. The Class C shares will be redesignated by us into ordinary shares and deferred shares: (i) at the election of the holder; (ii) if they are transferred (other than in permitted circumstances); (iii) if Sebastian Siemiatkowski and his related or affiliated persons cease to beneficially own the relevant Class C shares; (iv) if Mr. Siemiatkowski ceases to provide services to us; and (v) in other specified circumstances. For every two Class C shares to be redesignated, one Class C share will be redesignated into one ordinary share and one Class C share will be redesignated into one deferred share; provided that, if at any time the number of Class C shares to be redesignated is an odd number, the one remaining Class C share will be redesignated into one deferred share. Issue and transfer. The Class C shares can only be issued to Mr. Siemiatkowski and certain of his related and affiliated persons, their respective nominees and a depositary service prior to the fifth anniversary of our IPO; provided that the maximum number of Class C shares that may be issued is that number which would result in the aggregate number of votes that are eligible to be cast by the Class C shares at our general meeting being equal to 15% of the aggregate number of votes that would have been eligible to be cast by the shares at our general meeting immediately prior to our IPO. We have granted to Mr. Siemiatkowski Class C options pursuant to which he can elect to acquire, in his discretion, either ordinary shares or Class C shares upon the exercise of such Class C options. Mr. Siemiatkowski’s acquisition of Class C shares pursuant to Class C options in any year is subject to a limit of 1.5% of the number of issued and outstanding ordinary shares on the last day of the fiscal year preceding such acquisition. The Class C shares cannot be transferred, other than to certain related and affiliated persons of Mr. Siemiatkowski, their respective nominees and a depositary service. Deferred shares Voting rights. The holders of our deferred shares are not entitled in their capacity as holders of deferred shares to receive notice of any general meeting or to attend, speak or vote at any such meeting. The holders of our deferred shares do not have any rights to participate in our profits and do not have any right to receive dividends or other distributions. Rights upon liquidation. The holders of deferred shares only have limited rights to receive a distribution equal to the nominal value paid-up or credited as paid-up on such deferred shares upon our liquidation, dissolution or winding up (excluding any reorganization of our assets and liabilities on an intra-group and solvent basis), and only after we have first paid: (i) to holders of our ordinary shares and Class C shares: (a) the nominal capital paid up on all such shares, plus (b) $10,000,000 on each ordinary share and $5,000,000 on each Class C share; and (ii) to holders of our Class B shares: the nominal capital paid up on all such Class B shares. Deferred shares typically arise as a result of amendments to share capital (for example, upon redesignation of our Class B shares) or as an alternative to cancelling shares pursuant to a court approved reduction of capital procedure. As of the date of this annual report, we have no deferred shares in issue. Dividends Under English law, we may only pay dividends out of profits available for that purpose. Profits available for distribution are our accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less our accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of our distributable reserves is a

4 cumulative calculation. We may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses. Additionally, we may only make a distribution if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate. Our articles of association authorize our board of directors to approve interim dividends without shareholder approval to the extent that the approval of such dividends appears justified by profits. Our board of directors may also recommend a final dividend to be approved and declared by the shareholders at an annual general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend may exceed the amount recommended by the board of directors. Our articles of association also permit a scrip dividend scheme under which our board of directors may offer any holders of shares entitled to receive dividends the right to elect to receive ordinary shares, credited as fully paid, instead of cash in respect of the whole (or some part determined by our board of directors) of a dividend subject to certain terms and conditions set out in our articles of association. The right to receive a dividend lapses if unclaimed for 12 years. Quorum for General Meetings Our articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. The necessary quorum for a general meeting is two qualifying persons, unless each is a representative of a corporation or each is appointed as proxy of a member and they are representatives of the same corporation or are proxies of the same member, except where we only have one member, that shareholder present at the meeting and entitled to vote is a quorum. Voting Rights Under our articles of association, each holder of ordinary shares is entitled to one vote for each ordinary share that they hold as of the record date for the meeting and each holder of Class B shares or Class C shares, as applicable, is entitled to ten votes for each Class B share or Class C share that they hold as of the record date for the meeting. Neither English law nor any of our constituent documents place limitations on the right of nonresident or foreign owners to vote or hold ordinary shares. The voting at a general meeting must be taken by poll. Subject to any relevant special rights or restrictions attached to any shares, on a poll taken at a general meeting, each qualifying shareholder present in person or by proxy (or, in the case of a corporation, a corporate representative) and entitled to vote on the resolution has one vote for every ordinary share held by such shareholder and ten votes for every Class B share or Class C share held by such shareholder. An ordinary resolution must be approved by a simple majority, and a special resolution approved by at least 75%, of shareholders attending and voting, whether in person or by proxy. Amendment to Our Articles of Association Under English law, shareholders may amend the articles of association of a company by special resolution. However, for so long as any of our shares are held in a settlement system operated by DTC or any affiliate or nominee therefor, including Cede & Co. and any successors thereto, the article in our articles of association which requires voting at a general meeting to be taken on a poll may only be removed, amended or varied by resolution of the shareholders passed unanimously. General Meetings and Notices

5 An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). The notice of a general meeting must be given to the shareholders (other than any who, under the provisions of our articles of association or the terms of allotment or issue of shares, are not entitled to receive notice), to the board of directors and to the auditors. Under English law, we are required to hold an annual general meeting of our shareholders within six months from the day following the end of our financial year. Subject to the foregoing, a general meeting may be held at a time and place determined by the board of directors. The rules governing notice of adjourned meetings depend on the reason for adjournment. Where the chair adjourns a meeting in exercise of its general power of adjournment, no notice of the adjourned meeting is required unless the adjournment is for 30 days or more, or is to no fixed date, in which case at least 14 clear days' notice must be given in the same manner as for the original meeting. Where a meeting is adjourned specifically due to the absence of a quorum, the adjourned meeting must be held not less than 14 days and not more than 28 days after the original meeting, and at least seven clear days' notice of the adjourned meeting must be given. Under English law, our board of directors must convene such a meeting once it has received requests to do so from shareholders representing at least 5% of our paid-up share capital carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares). Winding Up In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the U.K. Insolvency Act of 1986, after effectively applying the Company’s property to satisfy the Company’s liabilities, divide among our members the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the holders of ordinary shares of the Company as the liquidator, with such sanction, may determine. No shareholder of the Company shall be compelled to accept any assets upon which there is a liability. On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the holders of ordinary shares shall be applied pro rata (rounded to the nearest whole number). Rights of Preemption on New Issues of Shares Under the Companies Act, the allotment of “equity securities” (except pursuant to an employees’ share scheme and as bonus shares) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide disapplication from this requirement (which disapplication can be for a maximum of five years after which shareholders’ approval would be required to renew the disapplication). “Equity securities” means ordinary shares or rights to subscribe for, or convert securities into, ordinary shares where ordinary shares means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. In relation to the Company, “equity securities” will therefore include the ordinary shares, and all rights to subscribe for or convert securities into such shares. In addition to the authority previously granted from our shareholders, our board of directors was, on June 30, 2025, granted the authority from our shareholders to allot new ordinary shares and other shares, and to grant rights to subscribe for, or to convert any security into, new ordinary shares or other shares, up to a maximum aggregate nominal amount (i.e., par value) of $367,502.51, for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) at the conclusion of the Company’s annual general meeting to be held in 2026 (or, if earlier, on June 30, 2026). Disclosure of Ownership Interests in Shares

6 Section 793 of the Companies Act gives us the power to require persons whom we know have, or whom we have reasonable cause to believe have, or within the previous three years have had, an interest in any shares of the Company to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default. Under our articles of association, if any of our shareholders, or any other person appearing to be interested in the shares of the Company held by such shareholder, has been duly served with a notice under section 793 and fails to give us the information required by such notice or has made a statement which is false or inadequate in a material particular, then our board of directors may, in its absolute discretion at any time by notice, withdraw voting rights and place restrictions on the rights to receive dividends and refuse to register a transfer of such shares. Alteration of Share Capital; Share Repurchases Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time, among other things: • increase our share capital by allotting and issuing new shares in accordance with our articles of association and any relevant shareholder resolution; • consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares; • subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than the existing shares; or • redenominate our share capital or any class of share capital. We may not redenominate, consolidate, divide or subdivide any class of voting shares without redenominating, consolidating, dividing or subdividing (as the case may be) the other classes of our voting shares. English law prohibits us from purchasing our own shares unless such purchase has been approved by our shareholders. Shareholders may approve two different types of such share purchases: “on-market” share purchases or “off-market” share purchases. “On-market” purchases may only be made on a “recognized investment exchange,” which does not include the NYSE, which is the only exchange on which the Company’s shares are be traded. In order to purchase our own shares, as a company listed on the NYSE, we must therefore obtain the approval of our shareholders for an “off-market purchase” (on the basis of a specific purchase agreement with a financial intermediary) to acquire shares that are traded on the NYSE. This requires our shareholders to pass an ordinary resolution approving an “off-market purchase,” where such approval may be for a maximum period of five years. In relation to an “off-market purchase,” we may not acquire our own shares until the terms of the contract pursuant to which the purchase(s) are to be made have been authorized by our shareholders. Our shareholders have passed a resolution to approve certain contracts pursuant to which we will be able to make “off-market” purchases from selected investment banks. This resolution may be renewed prior to its expiration (i.e., within five years), and renewal of such authorization may be sought at least once every five years, and possibly more frequently. Transfer and Registration of Shares Our articles of association allow shareholders to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which our board of directors may approve. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share that is not fully paid) by or on behalf of the transferee. Our articles of association also permit transfer of shares in uncertificated form by means of a relevant electronic system. We may not charge a fee for registering the transfer of a share. Our board of directors may, in its absolute discretion, refuse to register a transfer of shares in certificated form if, among other things, it is not fully paid (provided that the refusal does not prevent dealings in the shares from taking place on an open and proper basis), is with respect to a share on which we have a lien and sums in respect of which the lien exists are payable and are not paid within 14 clear days after due notice has been sent or if such

7 transfer may violate any law or regulation applicable to us, the shares, the holder, the member or proposed transferee or breach of any contractual obligation whether or not we are a party to, or a beneficiary of, such contract. If our board of directors refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with us (in the case of a transfer of a share in certificated form) or the instructions to the relevant system were received. Any instrument of transfer which our board of directors refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent. Computershare Trust Company, N.A. will act as our transfer agent and registrar. The share register reflects only registered owners of our ordinary shares, Class B shares, Class C shares and deferred shares. Registration in the Company’s share register will be determinative of ownership of shares of the Company. A shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the clearance service or depositary (for example, Cede & Co., as nominee for DTC, or GTU Ops, Inc., as nominee for Computershare Trust Company, N.A.) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who holds such shares beneficially through a clearance service or depositary or other nominee will not be registered in the Company’s official share register, as the depositary or other nominee will remain the record holder of any such shares. In the event that the Company notifies one or both of the parties to a share transfer that it believes stamp duty or SDRT is required to be paid in connection with a transfer of shares of the Company, if the parties to the transfer have an instrument of transfer duly stamped to the extent required and then provide such instrument of transfer to the Company’s share registrar, the buyer will be registered as the legal owner of the relevant shares on the official share register, subject to our rights with respect to the disclosure of interests in our shares. Annual Accounts and Independent Auditor Under English law, a “quoted company,” which includes a company whose equity share capital is admitted to dealing on the NYSE, must deliver to the Registrar of Companies a copy of: • the company’s annual accounts; • the directors’ remuneration report; • the directors’ report; • a strategic report; and • the auditor’s report on those accounts, on the auditable part of the directors’ remuneration report, on the directors’ report and on the strategic report. The annual accounts and reports must be presented to the shareholders at a general meeting (although a vote is not mandatory in respect of such documents). Our individual accounts must be prepared in accordance with the U.K. GAAP or IFRS as adopted by the United Kingdom. Our consolidated group accounts must be prepared in accordance with the U.K. GAAP, IFRS as adopted by the United Kingdom, or U.S. GAAP for a period expiring at the end of the fourth financial year from our incorporation. In addition, for public reporting purposes we will prepare consolidated financial statements in accordance with IFRS. Under our articles of association, copies of the annual accounts and reports for that financial year must be sent to every shareholder, every debenture holder and every person entitled to receive notice of general meetings at least 21 clear days before the date of the meeting at which copies of the documents are to be presented. Our articles of association provide that any documents to our shareholders may be distributed in electronic form or by making them available on a website, as long as shareholders have agreed that such documents may be sent or supplied in that form. As an English company with no applicable exemptions from the audit requirements under the Companies Act and applicable law, we must appoint an independent auditor to audit the annual accounts of the Company. The auditor of a public company may be appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy. The remuneration of an auditor is fixed by our shareholders by ordinary resolution or in a manner that our shareholders by ordinary resolution determine.

8 Board of Directors The number of directors shall not be less than two (unless otherwise determined by ordinary resolution) and not more than eleven. Subject to our articles of association and the Companies Act, we may by ordinary resolution elect a person who is willing to act to be a director and the board of directors shall have power to appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director. In accordance with the Companies Act and our articles of association, our directors may be removed from office before the expiration of his or her term by an ordinary resolution of shareholders. Except as otherwise determined by a majority of directors, our board of directors shall be divided into three classes (Class A, Class B and Class C) that consist, as nearly as possible, of a number of directors equal to one-third of the total number of directors. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. At each succeeding annual general meeting, directors shall be appointed to succeed and/or be re-appointed to continue, as the directors of the class whose term expires at such annual general meeting, for a term ending upon the conclusion of the third annual general meeting following their appointment or re-appointment. Our directors are divided among the three classes as follows: • the Class A directors are Andrew Reed, Niclas Neglén, Markus Villig and Mateusz Staniszewski, and their terms will expire at the first annual meeting of our shareholders following our IPO; • the Class B directors are Lise Kaae, Omid R. Kordestani and Roger W. Ferguson, Jr., and their terms will expire at the second annual meeting of our shareholders following our IPO; and • the Class C directors will be Sebastian Siemiatkowski, Michael J. Moritz and Sarah Smith, and their terms will expire at the third annual meeting of our shareholders following our IPO. Subject to the provisions of our articles of association, the board of directors may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. The quorum for a meeting of the board of directors may be fixed by the board, but it must never be less than half of the total number of directors, from time to time, and, unless so fixed at any other number, shall be such number as is nearest to but not less than half of the total number of directors, from time to time. Questions arising at any board meeting shall be determined by a majority of votes of the directors present and entitled to vote at such meeting. Subject to our articles of association, each director participating in a board meeting has one vote and, in the case of an equality of votes, the chair shall have a second or casting vote, unless he or she is not entitled to vote on the resolution in question. Directors shall be entitled to such remuneration as we may determine by ordinary resolution for their services to us as directors and for any other service which they undertake for us. Subject to and in default of such determination, each such director shall be paid a fee for their services at such rate as may from time to time be determined by our board of directors; provided that the agreement or payment of any such fee would not result in non-compliance with any relevant exchange listing or other requirements. Any director who is not an executive officer and who performs special services which, in the opinion of the board of directors, are outside the scope of the ordinary duties of a director, may be paid such extra remuneration as the board may determine; provided that the payment of any such extra remuneration would not result in non-compliance with any relevant exchange listing or other requirements. We may pay our directors for all traveling, hotel and other expenses properly incurred by them in and about the discharge of their duties, including their expenses of traveling to and from board meetings, committee meetings, general meetings or separate meetings of the holders of any class of shares or our other securities, or otherwise. Subject to any guidelines and procedures established from time to time by our board of directors, we may also pay a director for all expenses incurred by them in obtaining professional advice in connection with our affairs or the discharge of their duties as a director. Our board of directors may also, in accordance with the requirements set out in our articles of association, authorize any matter or situation proposed to them by any director, which would, if not authorized, involve a

9 director breaching his or her duty to avoid conflicts of interests. A director seeking authorization in respect of such conflict shall declare to the other directors the nature and extent of their interest in a conflict as soon as is reasonably practicable. Any such authorization by the board of directors will be effective only if: • the proposal to be authorized is made by a director in writing and delivered to the other directors or made orally at a meeting of the board, in each case setting out particulars of the conflict; • any requirements as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and • the matter was agreed to without the conflicted director voting or would have been agreed to if the conflicted director’s vote had not been counted. Liability of Directors and Officers Subject to the provisions of English law and our articles of association, our relevant officers are entitled to be indemnified against all costs, charges, losses, expenses and liabilities incurred by them as a relevant officer in the actual or purported execution and/or discharge of their duties. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our directors or officers, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Anti-Takeover Provisions Share issues in the context of an acquisition Our articles of association provide our board of directors with the power to establish a rights plan and to grant rights to subscribe for our shares pursuant to a rights plan, including, without limitation, where, in the opinion of our directors, acting in good faith and on such grounds as our board of directors shall consider reasonable, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so would improve the likelihood that: • an acquisition process is conducted in an orderly manner; • all our shareholders are treated equally and fairly and in a similar manner; • an optimum price is achieved for our ordinary shares; • our success would be promoted for the benefit of our shareholders as a whole; • our long-term interests and those of our employees, our shareholders and business would be safeguarded; • we would not suffer serious economic harm; and/or • the board of directors would have time to gather relevant information and pursue appropriate strategies. Our articles of association further provide that our board of directors may, in accordance with the terms of a rights plan, determine to (i) allot shares pursuant to the exercise of rights or (ii) exchange rights for our shares, including (without limitation) where, in the opinion of our board of directors acting in good faith and on such grounds as it shall consider reasonable, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so would approve the likelihood that: • the use of abusive tactics by any person in connection with such acquisition would be prevented; • unequal treatment of shareholders would be prevented; • an acquisition which would undervalue us would be prevented; • harm to the prospects of our success for the benefit of our shareholders as a whole would be prevented; • our long-term interests and those of our employees, our shareholders and our business would be safeguarded; and/or • we would not suffer serious economic harm.

10 Under the Takeover Code, the board of directors of a public company incorporated under the laws of England and Wales is constrained from implementing such defensive measures. However, as discussed above, these measures are included in our articles of association, the Takeover Code is not expected to apply to us and these measures are included commonly in the constitutive documents of U.S. companies. These provisions will apply for so long as we are not subject to the Takeover Code. Multi-class share capital structure Since each holder of Class B shares and Class C shares is entitled to ten votes per share and each holder of ordinary shares is entitled to one vote per share, holders of our Class B shares and Class C shares may be able to significantly influence the outcome of matters requiring shareholder approval. In addition, our Class B shares will be redesignated into deferred shares in connection with certain events in accordance with our articles of association, including in connection with certain transfers of interests in our ordinary shares. Redesignation of these Class B shares could result in the remaining holders of our Class B shares and holders of our Class C shares being able to significantly influence the outcome of matters requiring shareholder approval. Our Class C shares can only be issued to Sebastian Siemiatkowski and certain of his affiliated and related parties, their respective nominees and a depositary service. Classified board of directors In accordance with the terms of our articles of association, our board of directors is divided into three classes (Class A, Class B and Class C), with members of each class serving staggered three-year terms. Each class shall consist, as nearly as possible, of a number of directors equal to one-third of the total number of directors. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management. Other Relevant English Law Considerations Takeover Code Until 11.59 p.m. on February 2, 2027 (the “Transition Period”), the Takeover Code applies, among other things, to an offer for a public company during the Transition Period with a registered office in the U.K. (or the Channel Islands or the Isle of Man) which securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the U.K. by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident. During the Transition Period, if at the time of a takeover offer the Takeover Panel determines that we have our place of central management and control in the U.K., we would be subject to a number of rules and restrictions, including, but not limited to, the following: (i) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) we would be obliged to provide equality of information to all bona fide competing bidders. Given that our current intention is not to have central management and control situated within the U.K. (or the Channel Islands or the Isle of Man), we do not currently expect that the Takeover Code will apply to an offer for Klarna. At the same time, under English law, and whether or not a company is subject to the Takeover Code, an offeror for the company that has acquired (i) 90% in value of that company, and (ii) 90% of the voting rights carried by the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority, as further discussed below. However, if an offer for the company is conducted by way of a scheme of arrangement, the threshold for the offeror obtaining 100% of its shares has two components: (i) the approval by a majority in number of each class of the company’s shareholders present and voting at the shareholder

11 meeting; and (ii) the approval of the company’s shareholders representing 75% or more in value of each class of its shareholders present and voting at that meeting. Mandatory Bid Under the Takeover Code, where: any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which they are already interested, and in which persons acting in concert with them are interested) carry 30% or more of the voting rights of a company; or any person who, together with persons acting in concert with them, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with them, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested, such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable. The Takeover Panel should be consulted in advance in such cases. An offer under Rule 9 of the Takeover Code must be in cash and at the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with them during the twelve months prior to the announcement of the offer. Under the Takeover Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) cooperate to obtain or consolidate control of a company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control. Squeeze-out Under sections 979 to 982 of the Companies Act, if an offeror were to acquire, or unconditionally contract to acquire, not less than 90% in value of the ordinary shares of the company and 90% of the voting rights carried by the ordinary shares of the company, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (i) the period of three months beginning with the day after the last day on which the offer can be accepted; or (ii) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer. Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror. The company will hold the consideration on trust for the outstanding shareholders. The consideration offered to the ordinary shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer. A dissenting shareholder may object to the transfer on the basis that the offeror is not entitled and bound to acquire shares or to specify terms of acquisition different from those in the offer by applying to court within six weeks of the date on which notice of the transfer was given. Sell-out Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If at any time before the end of the period within which the offer could be accepted the offeror held or had agreed to acquire not less than 90% of the ordinary shares, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder

12 notice of their right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer, a period of three months from the date of the notice. If a shareholder exercises their rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed. Corporate Governance Our articles of association allocate authority over the day-to-day management of us to our board of directors. Our board of directors may then delegate any of its powers, authorities and discretions (with power to subdelegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, our board of directors will remain responsible, as a matter of English law, for the proper management of our affairs. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.